SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported):

October 15, 2007

HYDROGEN POWER, INC.

(Exact name of registrant as specified in charter)

Delaware	0-12374	84-0905189
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

201 ELLIOTT AVENUE, SUITE 400

SEATTLE, WASHINGTON 98119

 (Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (206) 223-0506

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

As previously disclosed in the Form 8-K filed August 21, 2007 (the “August 8-K”), on August 16, 2007, Hydrogen Power, Inc. (the “Company”) entered into a forbearance agreement with Pandora Select Partners L.P. (“Pandora”) and Whitebox Hedged High Yield Partners, LP (“Whitebox”).  The agreement provided that Whitebox and Pandora would forbear from execution upon any judgement entered and further collection of the $946,981.66 owed them under Notes (defined below) due from the Company in exchange for the following:

a.	The Company making a payment of $300,000 on August 14, 2006,

b.	the Company making a final payment of $646,981.66 on or before October 15, 2007,

c.	the delivery of an original stock certificate for 3,500,000 shares of common stock of FastFunds Financial Corporation pledged as collateral,

d.	the delivery of a Personal Guaranty and Confession of Judgement of Henry Fong.

The Company did not make the final payment of $646,981.66 by October 15, 2007 as required by the forbearance agreement. The Company is in negotiations with Pandora and Whitebox with respect to an extension of the forbearance agreement, however, there can be no assurance that such negotiations will be successful or if Pandora and Whitebox will continue to forbear from execution upon any judgement entered and further collection of the $646,981.66 during such negotiations. The Company does not have the financial resources to pay the amounts due under the Notes.

The terms of the notes and the forbearance agreement are described in more detail below. The forbearance agreement is attached as Exhibit 99.1 to the August 8-K.

In March 2004, the Company issued convertible promissory notes (the “Notes”) with the aggregate principal amount of $5,000,000 with two financial institutions, Pandora and Whitebox (the “Lenders” ). The Notes carry a stated interest rate of 7% per annum and have a 45-month term. Interest only payments were due April 2004 through June 2004. Beginning in July 2004, principal and interest payments amortize over the remaining 42-month period. The Notes are senior to all other debt of the Company and are collateralized by all assets of Chex as defined in the security agreement. The Notes require the Company to maintain cash balances of 140% of the outstanding principal balance.

On September 15, 2005, the notes were amended to reduce the conversion rate to $5.50 per share. On December 29, 2006, the Company entered into a Note and Security Amendment Agreement (the “Amended Note”) dated December 29, 2006 with the Lenders, pursuant to which the Company agreed to amend certain terms of the Notes, including increasing the interest rate applicable to the Notes from 7% per annum to 10% per annum, resulting in an increase to the monthly payment amount of approximately $14,300. Additionally, the default interest rate increased from 10% to 13%.

The Company made a payment on the Notes in the Month of July of $575,000, bringing the balances due current thru July 2007. The Company did not make the required payment for August of approximately $149,000 and is currently in default. Further, the Company is currently not in compliance with the covenant to maintain cash balances of 140% of the outstanding principal balance.

On August 6, 2007, the Company received a notice of default from the Lenders demanding immediate of all monies due under the Notes due to multiple events of default, including failure to make payments when due. Pursuant to the declaration of an event of default, the Lenders have declared the entire outstanding and unpaid principal amount of the Notes, together with the accrued and unpaid interest immediately due and payable. As of August 3, 2007, the total amount due to the Lenders is $913,092.41. The Company did not have the financial resources to pay the amounts due under the Notes. The Lenders have also demanded delivery of the original stock certificate for 3.5 million shares of common stock of FastFunds Financial Corporation pursuant to the terms of a Stock Pledge Agreement dated September 15, 2005. As of June 30, 2007, the Company owns approximately 48% of the outstanding common stock of FastFunds Financial Corporation. The Notes are collateralized by all of the assets of the Company. On August 16, 2007, the Company entered into a forbearance agreement with Pandora and Whitebox, which is described above.

Item 7.01 Regulation FD Disclosure

On October 15, 2007, Hydrogen Power, Inc. (“HPI”, “the company”) outlined its strategic business initiatives involving the pursuit of a number of promising opportunities with selected partners and customers as it moves forward in commercializing its unique hydrogen generation technology.

The company recently completed a thorough review of its technology and is now more enthusiastic than ever about near-term business prospects based on these general findings: (1) For many applications, HPI’s technology can replace current technologies and products; (2) The company has an ideal platform for generating moderate quantities of high purity hydrogen on-site and on-demand in a cost-effective manner; (3) HPI is finding aerospace and systems integration companies which are willing to be our route-to-market partners for advanced target applications; and (4) Many government and commercial customers have expressed keen interest in the company’s technology and products.

As a result of this review, HPI has redirected its commercialization efforts to those applications which are most addressable by its technology. The company is pursuing a number of exciting leading edge product uses in national security, homeland security and selected commercial markets where customers are early adopters of new technologies. These include (1) Back-up, off-grid power for standby and emergency applications in the 100W — 5kW power range; (2) Auxiliary power units involving fuel cells, stand-alone self-contained man-portable generators, and mobile, off-road transport applications; and (3) Utility vehicles such as Material Handling Equipment (e.g., forklift trucks), and scooters. In support of these commercialization efforts, the HPI technical team is focused on upgrading present laboratory demonstration units to alpha and beta-test prototypes in collaboration with key partners to facilitate penetration of target markets. The latest laboratory tests of HPI’s large reactor and cartridge drop-in demonstrator systems have resulted in impressively high yields of 95% or more.

On August 15, the company announced the signing of a Letter Of Intent (LOI) with Hamilton Sundstrand Corporation (HSC), a $5 billion subsidiary of aerospace giant United Technologies, Inc. to further develop and market HPI’s AlumiFuel(TM) cartridge-based technology for Unmanned Underwater Vehicles (UUVs), torpedoes, and man-portable applications. HSC and HPI are already pursuing specific military programs involving the generation of hydrogen and steam to feed HSC’s turbines and other proprietary power plants — which are expected to result in near-term government funding.

The company is also in ongoing discussions with major players in the following applications areas: (1) Fuel cell companies focusing on portable power and telecommunications back-up power; (2) K-cylinder distributors; (3) Companies focused on various inflatable devices (such as weather balloons); and (4) Companies involved in Material Handling Equipment power solutions. As a critical underpinning of all target applications, HPI is in ongoing discussions with a world-class manufacturer of cartridges employing industrial-scale powder and pellet packaging techniques and processes. HPI intends to lock-in such a partner on an outsourcing or technology licensing basis.

Mr.     David Cade, HPI’s CEO, is very bullish on the company’s prospects: “We are ahead of schedule in lining up first-rate strategic partners and identifying solid program opportunities that fit our technology sweet spot. This combination puts us on track to reach the commercialization and productization stage earlier than might have been anticipated only six months ago.”

HPI (http://www.hydrogenpowerinc.com) is a development stage hydrogen generation company with patented technology and lab demonstrator prototypes based on a proprietary aluminum-water chemical reaction. The company’s addressable markets include portable and stationary power applications for customers demanding safe, pure, cost-effective hydrogen on-site and on demand, with no external power required and no toxic materials or by-products.

Safe Harbor for Forward-looking Statements:

This report may contain forward-looking statements that are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. While these statements are made to convey to the public the company’s progress, business opportunities and growth prospects, they are based on management’s current beliefs and assumptions as to future events. However, since the company’s operations and business prospects are always subject to risk and uncertainties, the forward-looking events and circumstances discussed in this report might not occur, and actual results could differ materially from those described, anticipated or implied.

Item 8.01 Other Events

On October 15, 2007, Hydrogen Power, Inc. (the “Company”) became aware of a complaint from Certegy Gaming Services, Inc. (f/k/a/ Game Financial Corporation) (“Certegy”). FastFunds Financial Corporation (“FastFunds”), and its wholly-owned subsidiary Chex Services, Inc. (“Chex”) are also named in the complaint. Certegy seeks damages of $318,241.29 plus prejudgement interest, costs, attorney’s fees, and all other relief to which it is entitled.

On December 22, 2005, FastFunds and Chex entered into an Asset Purchase Agreement (the “APA”) with Certegy, pursuant to which FastFunds and Chex agreed to sell substantially all of its cash access contracts and certain related assets, which represented substantially all the assets of Chex and FastFunds. Certegy claims it is owed $318,241.29 due to a downward adjustment of the purchase price under the APA.

The Company entered into a Guaranty Agreement with Certegy unconditionally guaranteeing the performance of FastFunds’s and Chex’s obligations under the Asset Purchase Agreement.

FastFunds has indemnified the Company with respect to these claims.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYDROGEN POWER, INC.
Date: October 19, 2007	By: /s/ David J. Cade _________________________ David J. Cade, Chief Executive Officer